EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Shares of Veolia Environnement and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing.  In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of February 11, 2011.

AMUNDI GROUP
By:	/s/ L. LEGOUET
Name: L. Legouet
Title: Amundi Group General Counsel

AMUNDI
By:	/s/ L. LEGOUET
Name: L. Legouet
Title: Amundi General Counsel